EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Central Jersey Bancorp
Oakhurst, New Jersey

We consent to the incorporation by reference in the Registration Statement No. 333-144096 on Form S-8 of our report dated June 25, 2010, appearing in this Annual Report on Form 11-K of Central Jersey Bank, N.A. Employees’ Savings & Profit Sharing Plan and Trust for the year ended December 31, 2009.

/s/ ParenteBeard LLC

ParenteBeard LLC
Malvern, Pennsylvania
June 25, 2010